EXHIBIT 10.1

SEPARATION AGREEMENT

             This Separation Agreement (“Agreement”) is made and entered into between Steven Ladwig (“Employee”) and Imation Corp. (“Imation”).

             WHEREAS, Imation and Employee entered into an Amended and Restated Severance Agreement, dated February 21, 2001 (“Severance Agreement”); and

             WHEREAS, under the terms of the Severance Agreement, Imation is required to make certain payments and provide certain benefits to Employee in the event that Imation ends Employee’s employment relationship for any reason other than “Cause” or in the event that Employee ends his employment relationship with Imation for “Good Reason,” as those terms are defined in the Severance Agreement; and

             WHEREAS, Employee has accepted the position of CEO of Retek, Inc. and wishes voluntarily to end his employment at Imation; and

             WHEREAS, Imation wishes to have Employee remain employed at Imation until August 3, 2001, so that Employee can continue to perform certain services for Imation; and

             WHEREAS, Imation wishes to have Employee continue to perform certain services for Imation for a reasonable time after his employment ends on August 3, 2001; and

             WHEREAS, Employee holds 50,000 shares of restricted Imation common stock and the restrictions on 25,000 shares of that stock lapse if Employee is employed by Imation on August 1, 2001; and

             WHEREAS, Employee holds certain unvested options to purchase 20,000 shares of Imation common stock and those options vest if Employee is employed by Imation on August 1, 2001; and

             WHEREAS, Imation and Employee now wish to arrange for Employee to remain employed by Imation until August 3, 2001; to provide for the release of any claim that Employee may have against Imation; and to resolve any differences that they may have,

             NOW THEREFORE, to arrange for Employee to remain employed by Imation until August 3, 2001, and for other good and valuable consideration, Imation and Employee agree as follows:

1.	Employee will remain employed by Imation, and Imation agrees to employ Employee, until August 3, 2001 and Employee shall continue to be entitled to all pay, benefits and perquisites accrued and vested through that date. Employee’s resignation effective August 3, 2001, will be deemed a voluntarily resignation by Employee for other than “Good Reason,” as defined in the Severance Agreement. Employee will not be entitled to any pay, benefits or any other consideration under the Severance Agreement.

2.	As a result of Employee’s agreement to remain employed by Imation until August 3, 2001, the restrictions on 25,000 shares of restricted common stock will lapse on August 1, 2001, and the 20,000 unvested stock options will vest on August 1, 2001, after which time Employee will be permitted to dispose of such stock as he sees fit, subject to applicable withholding taxes as more fully described below and so long as he complies with all securities trading laws and regulations. Employee will have 30 days after August 3, 2001, to exercise all fully vested stock options. In the event that Employee elects to dispose of any Imation stock, he shall dispose of no more than 20,000 shares per day. Imation agrees to take all necessary steps immediately after August 1, 2001 to issue such unrestricted shares to Employee (less 9,113 shares which will be withheld to cover payment of applicable withholding taxes) and to promptly issue any shares upon exercise of such vested options in accordance with the terms of such agreements.

3.	Until August 3, 2001, in addition to his regular duties, Employee will assist Imation with the transition of responsibility for key third party relationships designated by Imation’s CEO (including, but not limited to, IBM, Dell, Sun Microsystems, Hewlett Packard, University of Minnesota and industry analysts). Such cooperation and assistance will include, but not be limited to, assisting Imation’s CEO in the establishment of relationships with key third parties, including attending joint calls on such third parties.

4.	For a reasonable time after August 3, 2001, Employee agrees that he will continue to assist Imation with the transition of responsibility for key third party relationships designated by Imation’s CEO (including, but not limited to, IBM, Dell, Sun Microsystems, HP, University of Minnesota and industry analysts). Such cooperation and assistance will include, but not be limited to, assisting Imation’s CEO in the establishment of relationships with key third parties, including attending joint calls on such third parties, provided that Imation provide adequate advance notice of any such requested assistance, and such assistance shall not materially or unreasonably interfere with Employee’s performance of his duties at Retek, Inc.

5.	Employee will inform Imation’s CEO of requests that he receives for information concerning Imation and its businesses within three business days of such requests.

6.	Employee agrees to repay to Imation the amount of any permanent or temporary advances or other monies due and owing Imation, and to pay off the remaining balance on his corporate credit cards, subject to any reimbursement for business expenses incurred by Employee in accordance with Imation policy.

7.	Following termination of his employment with Imation on August 3, 2001, Employee will execute a General Release of All Claims against Imation and its affiliates, directors, officers and employees, in the form attached as Exhibit A.

8.	Employee will not make disparaging remarks of any kind about Imation, or its officers, directors, employees, products or business opportunities, and will not interfere with any of Imation’s business relationships, including relationships with its customers, vendors, distributors, or employees, provided, however, that nothing herein shall limit Employee’s ability to perform his duties to Retek, Inc.

9.	For a period of one (1) year following the date of this Agreement, Employee will not solicit any Imation employee to work for Employee or any third party, unless Employee first obtains permission to do so from Imation’s CEO, who will have complete discretion to provide such permission.

10.	Employee will never use any Confidential Information or disclose any Confidential Information to anyone. On or shortly after August 3, 2001, Employee must return all Imation property currently in Employee’s possession. Employee acknowledges that this obligation is continuing and agrees to promptly return to Imation any subsequently discovered property as described above. For the purposes of this Paragraph the term “Confidential Information” means:

Information not generally known and proprietary to Imation, including all (1) trade secret information about Imation’s processes and products, (2) information relating to research, development, manufacture, purchasing, accounting, engineering, marketing, merchandising, selling, leasing, servicing finance and business systems and techniques, or similar information of a third party (including 3M) who has entrusted such information to Imation, and (3) all information disclosed to Employee, or to which Employee obtains access, whether originated by Employee or by others, during the period of Employee’s employment, which Employee has a reasonable basis to believe is Confidential Information.

11.	Imation hereby waives and releases Employee from any claim or liability it may have in connection with Employee’s employment with Retek, Inc. under the non-competition provisions of Imation’s employee agreement.

12.	Employee understands that the term Imation, as used in this Agreement, includes: (1) its past, present, and future divisions, subsidiaries, affiliates successors and assigns, and their officers, directors, employees, agents, insurers and legal counsel; (2) any ERISA employee benefit plan sponsored by Imation, acting as plan administrator, fiduciary or party in interest with respect to such plan. Employee agrees that this Agreement binds Employee and also binds Employee's heirs, executors, administrators, assigns, agents, partners and successors in interest.

13.	This Agreement is not an admission by Imation of any violation of Employee's rights or of any statutory or other legal obligation.

14.	This Agreement contains the entire understanding between Employee and Imation and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.

15.	Any dispute arising between Employee and Imation under this Agreement will be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association before an arbitrator mutually selected by the parties. In the event that the parties cannot agree on an arbitrator, the parties agree to submit the dispute before an arbitrator selected by the Chief Judge of Ramsey County Court. The Arbitration shall be conducted in St. Paul, Minnesota and shall be final and binding on both parties. The expenses of the neutral arbitrator(s) and any court reporter shall be equally divided between Employee and Imation.

16.	The agreement will be governed by and construed and interpreted according to the laws of the State of Minnesota.

ACCEPTED AND AGREED:	IMATION CORP.

/s/ Steven D. Ladwig	By: /s/ William T. Monahan

Date: June 27, 2001	Date: June 26, 2001